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Exhibit 18.1

February 14, 2011

Board of Directors
ArthroCare Corporation
7500 Rialto Boulevard
Building Two, Suite 100
Austin, TX 78735

Dear Directors:

        We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

        We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and issued our report thereon dated February 14, 2011. Note 3 to the financial statements describes a change in accounting principle related to the change in the date of the annual goodwill impairment test under Accounting Standards Codification 350, Intangibles—Goodwill and Other (ASC 350). It should be understood that the preferability of one acceptable method of accounting over another for the change in the date of the annual goodwill impairment test under ASC 350 has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

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  Exhibit 18.1